UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

March 8, 2005

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 0-7154

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2005, Quaker Chemical Corporation (the “Company”) and Joseph W. Bauer, President and Chief Operating Officer of the Company, entered into an agreement continuing Mr. Bauer’s relationship with the Company after his retirement as an executive officer, effective July 1, 2005.

The agreement provides for Mr. Bauer’s availability for consulting assignments from July 2, 2005 to June 30, 2006, for five days per month at $6,500 per month and from July 1, 2006 to December 31, 2006, for three days per month at $4,000 per month. Any consulting days worked in excess of these commitments will be paid at $1,500 per day.

The agreement also includes possible bonus payments to Mr. Bauer conditioned on his employment with the Company through July 1, 2005, as follows: (i) an annual bonus, if earned, for 2005 will be paid, as if he were employed the full year and was still an eligible participant in the Company’s 2001 Global Annual Incentive Plan (“GAIP”), in early 2006, at the time the GAIP bonus is paid by the Company to all participants under the Plan; (ii) a bonus, if earned, for the performance period 2003-2005 under the Company’s Long-Term Performance Incentive Plan (“LTIP”) will be paid and any restricted stock earned under the LTIP will be converted to cash prior to payment using Fair Market Value (as defined in the LTIP) of the Company’s Common Stock as of the last day of 2005, again as if he were employed for the full year and an eligible participant in the LTIP; (iii) a pro rata award, if earned, for the LTIP’s 2004-2006 performance period, based on Mr. Bauer’s retirement date, will be paid in early 2007 at the time other bonuses are paid to LTIP participants; and (iv) a one-time bonus of $100,000 will be paid in January 2007.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Joseph W. Bauer, President and Chief Operating Officer of the Company, has elected to retire as an executive officer, effective July 1, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10	Letter Agreement dated March 8, 2005 between Quaker Chemical Corporation and Joseph W. Bauer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION
Registrant

Date: March 10, 2005	By:	/s/ Ronald J. Naples
Ronald J. Naples Chairman and Chief Executive Officer